Exhibit 99.2

LOXO-292, a potent, highly selective RET inhibitor, in MKI-resistant RET fusion-positive lung cancer patients with and without brain metastases

Authors: Vamisdhar Velcheti1, Todd Bauer2, Vivek Subbiah3, Maria E. Cabanillas3, Nehal Lakhani4, Lori J. Wirth5, Geoffrey R. Oxnard6, Manisha H. Shah7, Eric J. Sherman8, Steven Smith9, Todd Eary9, Scott Cruickshank9, Brian Tuch9, Kevin Ebata9, Michele Nguyen9, Stefani Corsi-Travali9, Stephen Michael Rothenberg9, Alexander Drilon8

1Cleveland Clinic, Cleveland, OH; 2Sarah Cannon Research Institute/Tennessee Oncology, PLLC, Nashville, TN; 3The University of Texas MD Anderson Cancer Center, Houston, TX; 4South Texas Accelerated Research Therapeutics (START) Midwest, Grand Rapids, MI; 5Massachusetts General Hospital Cancer Center, Boston, MA; 6Dana Farber Cancer Institute, Boston, MA; 7The Ohio State University Comprehensive Cancer Center, Columbus, OH; 8Memorial Sloan Kettering Cancer Center, New York, NY; 9Loxo Oncology, Stamford, CT

Background: RET fusions are validated therapeutic targets in human lung cancers. However, the clinical activity of multikinase inhibitors (MKIs) with anti-RET activity is limited by a narrow therapeutic index from off-target effects and poor pharmacokinetics (PK). Moreover, MKIs have limited RET inhibition in the central nervous system (CNS), and patients often experience disease progression in the brain. LOXO-292 is a potent and highly selective RET inhibitor, with >100-fold selectivity versus important off-targets, and anti-tumor activity in the brain and periphery in RET-dependent tumor models in vivo.

Methods: Two RET fusion-positive lung cancer patients were treated with LOXO-292: a patient with CCDC6-RET-rearranged lung cancer with acquired resistance to RXDX-105; and a patient with KIF5B-RET-rearranged lung cancer with progressive disease in the brain while on alectinib treated under a single patient protocol with real-time, PK- guided intra-patient dose titration.

Results: The first patient was enrolled on cohort 1 of the Phase 1 trial (20 mg daily) and was the first lung cancer patient to receive LOXO-292. She achieved a rapid, confirmed partial response (PR) by RECIST 1.1, with a 44% reduction in target lesion size. The second patient, the first to receive LOXO-292 in the setting of brain metastases, achieved a PR with escalating doses of LOXO-292 (20-60-100 mg twice daily) that included target lesion responses in both the lungs and brain (Figure 1), and resolution of cancer-related CNS symptoms. Early clinical experience with LOXO-292 has already established drug exposures that are consistent with significant RET inhibition in vitro and RET-dependent tumor regression in vivo. Importantly, LOXO-292 has been well-tolerated, with the majority of treatment-emergent adverse events reported as Grade 1-2, and none attributed to LOXO-292.

Conclusion: LOXO-292 has demonstrated proof-of-concept tolerability, significant exposure, and efficacy in two patients with MKI-resistant, RET-dependent cancers, including a patient with progressive brain metastases after alectinib.